Exhibit 10.15
STREAMLINE HEALTH SOLUTIONS, INC.
DIRECTOR COMPENSATION
The Company currently pays each of the independent Directors fees of: (i) an annual retainer of $5,000, (ii) $1,500 for each regularly scheduled Board meeting attended in person or $500 for a telephonic meeting, and (iii) $1,500 per day for each special meeting or committee meeting attended in person on days when there are no Board meetings or $500 if these meetings are telephonic. In addition, committee chairmen are paid an annual retainer of $2,500, and the Chairman of the Board is paid an annual retainer of $35,000. The Chairman of the Board is not compensated for Committee meeting fees. All annual retainers are paid immediately following the annual shareholders meeting. Employee directors are not separately compensated as a member of the Board of Directors. See the Summary Compensation Table for information relating to their compensation as an officer of the Company. In 2010, all of the annual retainers were paid to the independent Directors in restricted stock.
In order to attract and retain high quality non-employee independent Directors, the Company currently has a policy of granting each independent Director 15,000 nonqualified stock options upon first being appointed or elected to the Board. Incumbent Directors, excluding the Chairman of the Board, are granted annually $25,000 in restricted stock with a one year vesting period. The Chairman of the Board is granted annually $40,000 in restricted stock with a one year vesting period. The options vest ratably over a three year period, and terminate between 30 and 90 days following termination as a Director. These awards are pursuant to the Company’s 2005 Incentive Compensation Plan at a value or exercise price equal to the closing price on the date the awards are approved by the Board of Directors. The Company believes that the awarding of stock options and restricted stock to Directors is a necessary component of their total compensation, including their Directors fees, and as an incentive to work to increase the Company’s operating results and stock price.